Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
(410) 379-3640	(410) 379-3636	(410) 379-3725

GP STRATEGIES REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

Elkridge, MD. March 12, 2007. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, and engineering services through its principal operating subsidiary General Physics Corporation, today reported strong fourth quarter and fiscal year 2006 results.

Highlights:

Fourth Quarter 2006

•                  Revenue of $45.4 million for fourth quarter of 2006, up $1.1 million or 2.6% compared to fourth quarter of 2005, and up $1.4 million or 3.1% from the third quarter of 2006

•                  Gross profit of $6.9 million for the fourth quarter of 2006, up $0.5 million or 8.5% compared to fourth quarter of 2005

•                  Operating income of  $3.5 million for the fourth quarter of 2006, up $0.2 million or 4.7% compared to the fourth quarter of 2005, and up $0.4 million or 13.7% compared to the third quarter of 2006

•                  Adjusted EBITDA excluding non-recurring items of $4.1 million for fourth quarter of 2006, up $0.3 million or 8.2% compared to fourth quarter of 2005

Fiscal Year 2006

•                  Revenue of $178.8 million for 2006, up $3.2 million or 1.8% compared to 2005

•                  Operating income of  $12.3 million for 2006, up $1.4 million or 12.3% compared to 2005

•                  Adjusted EBITDA excluding non-recurring items of $14.8 million for 2006, up $2.1 million or 17.0% compared to 2005

“GP Strategies’ operating income of $3.5 million for the fourth quarter of 2006 was the Company’s strongest operating performance in recent history,” said Scott N. Greenberg, CEO of GP Strategies. “During 2006, we broadened our scope of work with customers. We achieved these improvements despite the downturn of our government business. This performance continues to validate our business model and our improving position within the training outsourcing marketplace.”

Mr. Greenberg continued, “the acquisition of Sandy Corporation which was completed in January 2007 will enhance our existing service offerings by adding custom product sales training to our offering mix. Sandy has an exceptional reputation for providing dealership product sales training solutions to manufacturers in the U.S. automotive industry, a market Sandy has served for over 30 years. We will support the needs of Sandy’s current customers and intend to support the expansion of Sandy’s offerings worldwide and offer Sandy’s unique innovative solutions to our existing clients. This acquisition is consistent with our strategy of being a full-service provider of custom learning solutions to Fortune 500 and other commercial and government customers.”

Fourth Quarter Results

During the fourth quarter of 2006, revenue increased $1.1 million, or 2.6%, to $45.4 million from $44.3 million in the fourth quarter of 2005. The increase in revenue is largely due to a net increase in revenue of $3.1 million in our Manufacturing & BPO segment, primarily due to the expansion of business process outsourcing services with new and existing customers and an increase in revenue from our operations in the United Kingdom, primarily resulting from an acquisition during the first quarter of 2006. The increase in revenue for this business segment was offset by a net decrease in revenue of $2.0 million in our Process, Energy & Government segment, primarily due to a reduction in funding during 2006 for our government contract supporting the Domestic Preparedness Equipment Technical Assistance Program (DPETAP).

During the fourth quarter of 2006, operating income increased $0.2 million, to $3.5 million from $3.3 million in the fourth quarter of 2005. The increase in operating income is attributable to an increase in gross profit of $0.5 million, which consisted of an increase in gross profit of $1.0 million in our Manufacturing & BPO segment, offset by a decrease in gross profit of $0.5 million in our Process, Energy & Government segment primarily due to the revenue fluctuations discussed above. The increase in operating income was offset by an increase in selling, general and administrative expenses of $0.4 million during the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily due to an increase in compensation expense.

During the fourth quarter of 2006, income from continuing operations before income taxes decreased $5.2 million to $3.4 million, compared to $8.6 million for the fourth quarter of 2005.  The decrease is primarily due to a gain on the EDS litigation settlement of $5.6 million in the fourth quarter of 2005 which did not recur in 2006. Excluding this non-recurring item, income from continuing operations before income taxes increased $0.3 million during the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily due to the increase in operating income discussed above.

Fiscal Year 2006 Results

During the year ended December 31, 2006, revenue increased $3.2 million, or 1.8%, to $178.8 million, as compared to revenue of $175.6 million for the year ended December 31, 2005. The increase in revenue is largely due to a net increase in revenue of $11.7 million in our Manufacturing & BPO segment, primarily due to the expansion of business process outsourcing services with new and existing customers, an increase in revenue from our operations in the United Kingdom as discussed above, and an increase in other technical services including lean manufacturing. The increase in revenue for this business segment was offset by a net decrease in revenue of $8.5 million in our Process, Energy & Government segment primarily due to a reduction in funding during 2006 for the DPETAP government contract discussed above.

During the year ended December 31, 2006, operating income increased $1.4 million to $12.3 million from $11.0 million for the year ended December 31, 2005.  The improvement is primarily attributable to an increase in gross profit of $1.6 million, which consisted of an increase in gross profit of $4.6 million in our Manufacturing & BPO segment, offset by a decrease in gross profit of $3.0 million in our Process, Energy & Government segment primarily due to the revenue fluctuations discussed above. This increase in operating income was offset by an increase in selling, general and administrative expenses of $0.2 million in 2006 compared to 2005 primarily due to an increase in compensation expense.

During the year ended December 31, 2006, income from continuing operations before income taxes decreased $3.5 million to $11.7 million, compared to $15.2 million for the year ended December 31, 2005.  The decrease is primarily due to a gain on the EDS litigation settlement of $5.6 million in 2005 which did not recur in 2006. Excluding this non-recurring item, income from continuing operations before income taxes increased $2.0 million during 2006 compared to 2005, primarily due to the increase in operating income discussed above, as well as an increase in other income of $0.7 million in 2006 compared to 2005, primarily due to income from a joint venture.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on March 12, 2007. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be 888-633-3324 using conference ID number 1508897. A telephone replay of the call will also be available beginning at 1:00 p.m. on March 12th, until 11:59 p.m. on March 26th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 1508897.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) excluding non-recurring items. The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because adjusted EBITDA excluding non-recurring items may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA Excluding Non-Recurring Items, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE listed company (GPX).  General Physics is a global provider of training, e-Learning solutions, management consulting, and engineering services. Through its Sandy Corporation division, GP provides custom sales training solutions. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients.  Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.  Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and share data)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2006	2005	2006	2005

Revenue	$45,425	$44,277	$178,783	$175,555
Cost of revenue	38,488	37,886	152,217	150,564
Gross profit	6,937	6,391	26,566	24,991
Selling, general and administrative expenses	3,431	3,043	14,262	14,039
Operating income	3,506	3,348	12,304	10,952
Interest expense	325	389	1,558	1,518
Other income	200	97	964	238
Gain on litigation settlement, net of legal fees	—	5,552	—	5,552
Income from continuing operations before income taxes	3,381	8,608	11,710	15,224
Income tax expense	1,600	3,893	5,068	6,767
Income from continuing operations	1,781	4,715	6,642	8,457

Loss from discontinued operations, net of income taxes	—	(232)	—	(1,244)
Net income	$1,781	$4,483	$6,642	$7,213

Other data:
Adjusted EBITDA Excluding Non-Recurring Items(1)	$4,092	$3,782	$14,792	$12,646

Basic weighted average shares outstanding	15,840	18,362	15,818	18,169
Diluted weighted average shares outstanding	16,781	19,036	16,731	18,946

Per common share data:

Basic:
Income from continuing operations	$0.11	$0.25	$0.42	$0.47
Loss from discontinued operations	—	(0.01)	—	(0.07)
Net income	$0.11	$0.24	$0.42	$0.40
Diluted:
Income from continuing operations	$0.11	$0.25	$0.40	$0.45
Loss from discontinued operations	—	(0.01)	—	(0.07)
Net income	$0.11	$0.24	$0.40	$0.38

(1)         The term adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) excluding non-recurring items is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA Excluding Non-Recurring Items, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
(Unaudited)

	December 31,
	2006	2005
Current assets:
Cash and cash equivalents	$8,660	$18,118
Accounts and other receivables	26,628	27,079
Costs and estimated earnings in excess of billings on uncompleted contracts	11,257	11,487
Prepaid expenses and other current assets	6,411	5,936
Total current assets	52,956	62,620
Property, plant and equipment, net	1,859	1,857
Goodwill and other intangibles, net	57,460	58,130
Deferred tax assets	7,699	10,391
Other assets	1,705	1,643
Total assets	$121,679	$134,641

Current liabilities:
Current maturities of long-term debt	$30	$71
Accounts payable and accrued expenses	22,903	20,315
Billings in excess of costs and estimated earnings on uncompleted contracts	6,881	7,430
Total current liabilities	29,814	27,816
Long-term debt less current maturities	10,896	11,309
Other non-current liabilities	959	1,174
Total liabilities	41,669	40,299
Total stockholders’ equity	80,010	94,342
Total liabilities and stockholders’ equity	$121,679	$134,641

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation — Adjusted EBITDA Excluding Non-Recurring Items

(Dollars in thousands)
(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,

	2006	2005	2006	2005

Net income	$1,781	$4,483	$6,642	$7,213
Interest expense	325	389	1,558	1,518
Income tax expense	1,600	3,893	5,068	6,767
Depreciation and amortization	386	337	1,524	1,456
Non-recurring items:
				(5,552)
Gain on litigation settlement, net of legal fees	—	(5,552)	—	1,244
Loss from discontinued operations, net of taxes	—	232	—
Adjusted EBITDA excluding non-recurring items (2)	$4,092	3,782	$14,792	$12,646

(2)          Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) excluding non-recurring items is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA excluding non-recurring items is calculated by adding back net interest expense, income tax expense, depreciation and amortization, and non-recurring items (including gain on litigation settlement, net of legal fees and loss from discontinued operations, net of tax) to net income. Adjusted EBITDA excluding non-recurring items should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because adjusted EBITDA excluding non-recurring items may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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